Exhibit 1.1

Compiled Text of the Articles of Incorporation of Avianca Holdings S.A.

Article 1. Name. The name of the company is: “Avianca Holdings S.A.”

Article 2. Purpose. The general purposes for which this company is incorporated are: to establish, arrange, and conduct the business of an investment company, anywhere in the world; to act as a company which holds the shares of companies dedicated to air transportation of passengers and cargo, and/or land freight transport, and/or lease of aircraft and parts, and/or lease of land equipment, and/or maintenance and training related to air transport activities, and/or express courier or courier; to buy, sell, and trade in all types of commodities, capital stock, bonds, and securities of all classes; to buy, sell, lease, or otherwise acquire or dispose of movable or real estate property; to invest in any industrial, commercial enterprise, as a shareholder; to receive and give money on loan, secured or not secured; to agree, enter into, comply, and execute contracts of all types; to grant guarantees to support third-party obligations; to open and operate bank accounts of any nature, anywhere in the world, to act as guarantor or ensure compliance and enforcement of any and all contracts ; to engage in any lawful business not forbidden to a joint-stock company; and to perform any of the foregoing as principals, agents or acting in any other representative capacity, whatever it may be.

Paragraph: For the purposes of these Articles of Incorporation (i) “Joint Action Agreement” means the Joint Action Agreement as amended in full dated November 29th, 2018 among and between Avianca Holdings SA, Kingsland Holdings Limited, a corporation organized in accordance with the laws of the Commonwealth of The Bahamas (together with its permitted assignees under the Joint Action Agreement, hereinafter “Kingsland”), BRW Aviation LLC, a limited liability company of Delaware (together with its permitted assignees under the Joint Action Agreement, hereinafter “NewCo”) and United Airlines, Inc. , a corporation organized under the laws of the state of Delaware (together with its permitted assignees by the Joint Action Agreement, hereinafter “United”), such other Persons (as defined in section 1.01 of the Joint Action Agreement) that, from time to time, be part of the Joint Action Agreement and, exclusively for the purposes of section 4.04 of the Joint Action Agreement, Synergy Aerospace Corp., an organized corporation under the laws of the Republic of Panama (“Synergy”), as said Joint Action Agreement is amended from time to time and (ii) “Share Rights Agreement” means the Share Rights Agreement subscribed on November 29th , 2018 among and between Avianca Holding SA, Kingsland, NewCo and United, as such agreement is modified from time to time.

Article 3. Capital. The corporate authorized capital of the company is FIVE HUNDRED MILLION DOLLARS (USD$500,000,000.00) legal currency of the United States of

America, divided into FOUR BILLION (4,000,000,000) common shares or shares with no right to vote and a preferential dividend right, with a par value of TWELVE POINT FIVE CENTS (USD$0.125) legal currency of the United States of America each one.

The shares may only be issued in nominative form. The company shall have two types of shares: (i) Common Shares (as defined below), and (ii) Preferred Shares (as defined below). Any issuance of shares, as well as the type of share that shall be issued, shall be previously authorized by the Shareholders General Assembly, in the manner set forth in these Articles of Incorporation. Except as expressly indicated in these Articles of Incorporation, all Common Shares shall grant the same rights, privileges, and restrictions.

Common Shares may be converted into Preferred Shares, and the Preferred Sharesmay be converted into Common Shares, in the manner set forth in these Articles of Incorporation. The liability of shareholders is limited to the amounts not paid on the subscribed shares.

Paragraph 1: The number of outstanding Preferred Shares with no voting rights shall not be greater than the number of outstanding Common shares, unless otherwise provided by the Shareholders General Assembly, in accordance with paragraphs 2 and 3 of Article 3 hereto.

Paragraph 2: Subject to the exceptions set forth in Paragraph 3 of Article 3 hereof, when it refers to approving the amendment of Paragraph 1 of Article 3 hereto, regarding the possibility of having a greater number of outstanding Preferred Shares with no voting rights or such number of outstanding common shares, it shall be required the affirmative vote of no less than seventy percent (70%) of the issued and outstanding Common Shares and of no less than seventy percent (70%) of the issued and outstanding Preferred Shares.

Paragraph 3: The vote of Preferred Shareholders set forth in the previous Paragraph 2 shall not be required in the following cases: (i) in order to request and register Preferred Shares or American Depositary Shares (ADS`s) or American Depositary Receipts (ADR`s), which represent such Preferred Shares, in accordance with a prospect established in concordance with the laws and regulations enacted under the United States Securities Act, 1933 and its amendments; and/or (ii) in order to convert Common Shares into Preferred Shares, as of the moment in which such prospectus is declared effective by the United States Securities Exchange Commission.

In any of the events established in Paragraphs 2 and 3 of Article 3 hereof, the number of outstanding Preferred Shares may represent all outstanding shares of the company less five (5) shares of the total of outstanding shares of the company.

3.1 Rights of the Common Shares: Common Shares (hereinafter the “Common Shares”) grant their holders (hereinafter the “Common Shareholders”) the following rights:

i. Right to one vote at all meetings of the Shareholders General Assembly

ii. Right to receive dividends

iii. Right to inspect the books and registries of the company

iv. Subject to the restrictions set forth in Section 3.4 of the Share Rights Agreement and Section 6.02 of the Joint Action Agreement, right to convert their Common Shares into Preferred Shares for which it shall suffice that the holder of the corresponding Common Share requests in writing to the Secretary of the company the conversion of Common Shares into Preferred Shares, which conversion shall be made at a rate of one Preferred Share for each Common Share that is requested to convert. The Secretary shall ensure that the conversion is effected no later than in the five (5) Business Days following the date in which the written request is received, for which the following shall be necessary: (i) to make the corresponding annotation in the register of shareholders of the company, (ii) to void the certificate(s) that evidenced the converted Common Shares, and (iii) to issue and deliver the certificate(s) that evidence the Preferred Shares resulting from the conversion. Except for the events in which a conversion of the Common Shares to Preferred Shares results in the number of Preferred Shares, following the conversion, to be greater than the maximum amount of Preferred Shares that the company may have outstanding, in which case such conversions shall be subject to Paragraphs 1, 2 and 3 of Article 3 of these Articles of Incorporation, it will not be necessary for a resolution or approval of the Shareholders General Assembly or of the Board of Directors (the “Board”) for purposes of carrying out the aforementioned actions, however, the Secretary of the company shall disclose them as they occur to the market in which the Common Shares or Preferred Shares are listed.

In the event that Preferred Shares circulate in a dematerialized manner, the Secretary of the company shall subscribe the necessary documents before the corresponding centralized securities deposit (including the updating of global titles or macro-titles) in order that all Preferred Shares circulate in a dematerialized manner, at any time.

v. Any other right expressly acknowledged in these Articles of Incorporation and in thelaw.

Paragraph. All holders of Common Shares and Preferred Shares shall not have any preferential rights to subscribe new Shares (as defined in the Share Rights Agreement).

3.2. Rights of Preferred Shares with no Voting Rights: Preferred Shares with no voting rights (hereinafter the “Preferred Shares”) grant their holders (hereinafter the “Preferred Shareholders”) the following rights:

i. To receive a Minimum Preferred Dividend that shall be set forth in the corresponding regulation of the issuance, and which shall be payable on a preferential basis with regard to what corresponds to the Common Shares, as described as follows, in section ii of Article 3.2. hereto. The Minimum Preferred Dividend shall not be accumulative.

ii. Subject to the limitations set forth in section iii of this Article 3.2., to participate pro rata, jointly with the Common Shareholders of the Distributable Profits. Distributable Profits are understood (hereinafter the “Distributable Profits”) to be the company’s profits after taxes, according to audited financial statements of the respective financial year, less the amounts which are set aside (i) to cover losses of previous years, if any, and (ii) to contribute as required to meet statutory and occasional reserves, that is, the reserves that are agreed in the Articles of Incorporation of the company or those which the Shareholders General Assembly occasionally constitute for a given social exercise.

iii. In the event that Distributable Profits are insufficient to pay Common and Preferred Shareholders a dividend equal to the Minimum Preferred Dividend, the company shall proceed as follows: the Distributable Profits shall be distributed pro rata among the Preferred Shareholders with a maximum per share equivalent to the Minimum Preferred Dividend. The surplus, if any, shall be distributed pro rata to the Common Shareholders.

Dividends shall be paid within the year following the date that they are enacted, in one or several installments, and in the terms and conditions set forth by the Shareholders General Assembly of the company and in accordance with Article 12 of the Articles of Incorporation.

Dividends shall be paid to holders of Preferred Shares that are registered in the book of shareholders of the company, under the administration of Deceval. The dividend payment shall be made in Colombian pesos (COP). When they are enacted in a currency other than the Colombian peso, the same shall be converted into pesos at market exchange rates through one or more foreign exchange dealers.

The payment of dividends in cash or kind, of the shares that are traded on the Colombian Stock Exchange (Bolsa de Valores de Colombia - BVC) is regulated by External Circular No. 13 of 1998, with its amendments, or any other one that may modify or substitute it, issued by the Financial Superintendence Office of Colombia (Superintendencia Financiera de Colombia - “SFC”), which has regulated the ex-dividend period for determining the corresponding dividend. The Depósito Centralizado de Valores S.A., Deceval (“Deceval”) shall implement the rules corresponding to the ex-dividend period when calculating the respective dividends in the administration of Preferred Shares.

Preferred Shares shall also confer the following rights:

1. To receive Preferred reimbursement of the contributions, once all creditors different from the shareholders are paid, in the event of dissolution and winding-up of the company.

2. To other rights set forth in the Articles of Incorporation for the Common Shares, except (i) the right to preferentially subscribe Common Shares, Preferred Shares or other types of shares, (ii) the right to exercise the right of inspection, except in those cases in which the right of inspection is related to subject matters in which the holders of Preferred Shares have the right to participate in the Shareholders General Assembly and to vote in them, and (iii) the right to participate in the Shareholders General Assembly and to vote in it, except for exceptional assumptions indicated as follows:

As an exception, the Preferred Shares shall give their holders the right to vote in the following events, in which case the call to the corresponding meeting of the Shareholders General Assembly shall be done by means of a notice that shall be published in a daily newspaper of wide circulation in the Republic of Colombia, or by means of personal communication in writing, addressed to each one of the Preferred Shareholders by certified mail to the address registered with the company.

Exceptionally, the Preferred Shares shall give to their holders the right to vote in the following events, in which case the call to the respective meeting of the Shareholders General Assembly, will be made by a notice which shall be published in a daily newspaper of wide circulation in the Republic of Colombia, or by means of personal and written communication, addressed to each Preferred Shareholder by certified mail to the address registered with the company.

a) When it refers to approving amendments that may worsen the conditions or rights set forth for Preferred Shares, in the Articles of Incorporation herein and in the corresponding regulation of issue, in which case it shall require the affirmative vote of at least seventy percent (70%) of the issued and outstanding Common Shares and no less than seventy percent (70%) of the issued and outstanding Preferred Shares.

b) When voting over the conversion of the Preferred Shares into Common Shares, in which case it shall require the affirmative vote of at least seventy percent (70%) of issued and outstanding Common Shares and of seventy percent (70%) of issued and outstanding Preferred Shares.

c) When voting on dissolution, merger, integration, transformation, or change of the main corporate purpose of the company, in which case they shall vote jointly with Common Shareholders. This right shall not apply if the merger or integration is with subsidiaries of the company.

d) When the BVC suspends or cancels the registration of the Preferred Shares. In this case the Preferred Shares shall grant the right to vote as if they were Common Shares in any subject matter submitted to the decision of the Shareholders General Assembly until the irregularities that led to its cancellation or suspension disappear.

e) When the SFC determines that benefits which reduce the profits to be distributed, have been hidden or diverted. In this case, Preferred Shares shall grant the right to vote as if they were Common Shares in any subject matter that is submitted to the decision of the Shareholders General Assembly.

f) In the event in that Preferred Shares represent more than 75% of the total of the outstanding shares of the company, the Preferred Shares shall have, in addition to the rights already set forth for those, the right to vote as if they were Common Shares.

For the purposes previously mentioned, Preferred Shareholders shall be called to meetings of the Shareholders General Assembly, in order to exercise their corresponding voting rights, by means of call notice published in a newspaper of general circulation in the Republic of Colombia, in compliance with the statutory deadlines set forth in these Articles of Incorporation.

It is understood that none of the cases hereunder shall constitute a deterioration of the conditions and rights of the Preferred Shares:

•	The decision of the Shareholders General Assembly to make use of the balance of the profits for the establishment or extension of statutory and/or occasional reserves.

•

The decision of the Shareholders General Assembly to approve the proposal to pay dividends with Preferred Shares released from the company, at the option of the holder of the Preferred Shares, either partially or completely

•	The issue, conversion, sale or exchange of any type of share

•	The modification of the periodicity of the closing of the accounting year

•

Any other decision adopted by the Shareholders General Assembly of the company that does not expressly represent the rights of the Preferred Shares set forth in these Articles of Incorporation and in the corresponding regulation of issue.

3.3. Tag Along Rights. The holders of Preferred Shares shall have the right to adhere , in equivalent conditions of unit price , interchange ratio or sale agreed by Kingsland and NewCo when they effect a sale or transfer of Common Shares ( the “Transfer od Shares”) to a third party that entails a Change of Control with respect to the Issuing Company (the “Tag Along Right The Tag Along Rights set forth herein shall not be applicable in the event of sales, transfers or exchanges of Common Shares made between Kingsland and NewCo and/or affiliates thereof. The Tag Along Rights provided herein shall only include the right to receive equivalent compensation as to price, exchange ratio or sale ratio, as agreed by Kingsland and NewCo with such third party.

For aforementioned purposes, holders of Common Shares shall notify the legal representative of the issuer company in writing as to the occurrence of a Transfer of Shares. Such notice shall include a description of the main conditions of the respective Transfer of Shares. The Legal Representative of the company shall publish the terms and conditions applicable to a Share Transfer in a daily newspaper of wide circulation in Colombia, as well as in the relevant information systems of the BVC and the SFC within five (5) Business Days following receipt of the notice sent by the holders of Common Shares. None of the company, the holders of Common Shares and any third party that acts as recipient under the Share Transfer shall be obligated to conduct any special stock exchange operation in Colombia by virtue of the mechanism or procedure implemented for the exercise of the Tag-Along Rights set forth herein.

Article 4. Share Register. The Share Register, as required by law, shall be held in the place that the Board provides.

Article 5. Domicile. The place of the registered office of the company shall be in Panama City, Republic of Panama, but the company may, at Board’s discretion, conduct business, open branches, and maintain files and assets anywhere in the world.

Article 6. Duration. The duration of the company shall be perpetual, but it may be dissolved earlier in accordance with the law.

Article 7. Shareholders General Assembly. The meetings of the Shareholders General Assembly may be ordinary or special; the ordinary meetings must be held within the first three (3) months of each calendar year, on the date and time indicated in the respective call, which will be made by the CEO (as defined below), the Chairman of the Board and/or the Secretary of the company.

The meetings of the Shareholders General Assembly will be held at the offices of the general management of the company in Bogota D.C., Colombia, or in any place that the Shareholders may decide. If the meeting is not called, the Shareholders Meeting shall be held in its own right on the first Business Day of the month of April, at ten o’clock (10:00 am), at the headquarters of the company. The extraordinary meetings, shall called by the CEO, Chairman of the Board, and /or the Secretary. For all purposes of these Articles of Incorporation, a business day is any day other than Saturday, Sunday, a statutory holiday in the city of New York, United States of America, Nassau, The Bahamas, Panama City, Panama or Bogota, Colombia, or a day in which commercial banks in the city of New York, United States, Nassau, The Bahamas, Panama City, Panama or Bogota, Colombia are authorized or obligated to close by law.

Subject to Article 11(A)(xviii) of these Articles of Incorporation, a number of shareholders representing more than one-fifth of the Common Shares issued and outstanding, may request, the Chairman of the Board, the CEO or the Secretary of the Board to convene a Shareholders General Assembly, in which case the Chairman of the Board, the CEO, or the Secretary of the Board, must convene such meeting within the next ten (10) calendar days.

Subject to Article 11(A)(xviii) of these Articles of Incorporation, the call for ordinary and special meetings shall indicate the agenda with the points to be considered for which the Shareholders General Assembly is being convened, together with the place and time of the celebration.

The call for ordinary meetings of the General Shareholders Assembly shall be made with an anticipation of no less than fifteen (15) Business Days, by notice to be published in a daily newspaper of wide circulation in the Republic of Colombia, and by means of personal and written communication, addressed to each Common Shareholder by registered mail to the address the shareholder has registered with the company. Said call will also be electronically published in the web page of the company. For Special Shareholders Meetings, the call shall be made in the same manner, with an anticipation of no less than five (5) Business Days.

There shall be quorum for ordinary or special meetings of the Shareholders General Assembly with a number of shareholders representing at least fifty percent (50%) plus one of the Common Shares issued and outstanding. In those meetings in which the matters described in Paragraph 2 of Article 3 and in sections (a) and (b) of Article 3.2 of these Articles of Incorporation are submitted for consideration, the quorum for Preferred Shares shall be no less than seventy percent (70%) of Preferred Shares subscribed. In such meetings in which Preferred Shareholders have voting rights jointly with Common Shareholders shares, in accordance with the described in sections (c), (d), (e), and (f) of Article 3.2 of these Articles of Incorporation, the quorum shall be fifty percent (50%) plus one of the total shares (Common Shares plus Preferred Shares) subscribed.

Subject to Article 11(A)(xviii) of these Articles of Incorporation, if at any meeting of the Shareholders General Assembly the quorum set forth in the preceding paragraph is not met, the Chairman or the Secretary of the Board, shall call a new meeting that shall meet and decide validly with a number of people, regardless of the number of shares being represented in such a meeting. The new meeting must take place within ten (10) Business Days from the date scheduled for the first meeting, prior notice to be published and informed in accordance with these Articles of Incorporation.

The decision of the Shareholders General Assembly shall be made by the majority of present votes in those meetings with quorum, except that the law or Articles of Incorporation, the Joint Action Agreement or the Shares Rights Agreement, as applicable, require special majorities or special votes.

Meetings of the Shareholders General Assembly may be held (i) by means of telephone conference or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting or (ii) by means of a proxy (who does not need to be shareholder) appointed by instrument in writing, with or without power of substitution, (iii) written vote or (iv) as otherwise permitted by law.

As per Article 3 of these Articles of Incorporation, the Preferred Shares do not confer on their holders the right to participate in the Shareholders General Assembly and vote in it, except in the events described in sections a), b), c), d), e), and f) of article 3.2 of these Articles of Incorporation.

The Shareholders General Assembly has the power to decide on the following subject matters in addition to the other subject matters provided by law exclusively for the Shareholders General Assembly:

a. Amending the Articles of Incorporation

b. Issuing of shares

c. Deciding on the sale, transfer or disposition of a set of all or substantially all assets of the company

d. Deciding on any other decision that may correspond to the Shareholders General Assembly according to the law

Article 8. Board of Directors.

(i). Composition. The Board shall consist of not less than seven (07) nor more than fourteen (14) Directors. A number of Directors above eleven (11) only to be allowed in accordance with Article 8(xi) and Article 11(A)(xvii). The majority of these Directors must consist of, at all times, individuals who qualify as “independent”, in accordance with the rules and regulations of the New York Stock Exchange (each, an “Independent Director”).

(ii). Groups of Shareholders. For purposes of these Articles of Incorporation, (a) the “Kingsland Group” means Kingsland and its Permitted Transferees under the Joint Action Agreement; (b) the “NewCo Group” means NewCo and its Permitted Transferees under the Joint Action Agreement; and (c) the “United Group” means United and its Permitted Transferees under the Joint Action Agreement. Each of the Kingsland Group, the NewCo Group and the United Group shall each be referred to as a “Shareholders Group,” as the context may require.

For purposes of these Articles of Incorporation (x) “Permitted Transferees” means, with respect to a Person (as defined below), (a) an Affiliate (as defined below) of such Person, (b) in the case of a Natural Person, a Family Member (as defined below) of said Person and (c) a transferee of Shares that receives such Shares by testamentary means or laws of descent and distribution, however, it being understood notwithstanding the above, that a Non- Permitted Transferee may not be considered a “Permitted Transferee”, and (y) “Non- Permitted Transferee “ means: (a) a Person whose ownership of the shares of the company would violate applicable law or cause the company or any of its Subsidiaries ( as defined below) cease to comply with local ownership restrictions or bilateral aviation treaties that govern the operations of the company or its Subsidiaries, (b) any Competitor (“Competitor, in English as such term is defined in the Joint Action Agreement ) or an Affiliate of a Competitor, (c) any person whose business include the transport of passengers and/or cargo that is not a member of Star Alliance or (d) with respect to subsections (b) and (c) above, according to the actual knowledge of any shareholder transferor, any person acting on behalf of a Competitor (or an Affiliate of said Competitor) or such Person who is not a Star Alliance member; it being understood however the foregoing, that none of the parties to these Articles of Incorporation, the Joint Action Agreement or any United Affiliate, the Independent Third Party, (as defined below) and following an Event of Default, as such term is defined or referred to in the Joint Action Agreement , a United Designee, will be considered a “Non- Permitted Holder”.

(iii). Appointment of Independent Directors.

(A) Each of the Kingsland Group and the United Group shall be entitled to appoint a number of such Independent Directors proportional to its ownership of Common Shares in relation to the other Shareholders Groups, calculated as the product (rounded up or down to the nearest whole number) of: (1) the total number of Independent Directors, multiplied by (2) a fraction, the numerator of which is the total number of Common Shares that are at that moment owned by such Shareholders Group and the denominator of which is the total number of Common Shares then owned by the NewCo Group, the Kingsland Group and the United Group.

(B) The NewCo Group shall be entitled to appoint a number of such Independent Directors that is two less than the number proportional to its ownership of Common Shares in relation to the other Shareholders Groups, calculated as (x) the product (rounded up or down to the nearest whole number) of: (1) the total number of Independent Directors, multiplied by (2) a fraction, the numerator of which is the total number of Common Shares that are at that moment owned by the NewCo Group and the denominator of which is the total number of Common Shares then owned by the NewCo Group, the Kingsland Group and the United Group, (y) minus two (2).

(C) Two additional Independent Directors (the “Consensus Directors”) shall be appointed by agreement of NewCo and Kingsland or, if Kingsland could not or was not willing to engage with NewCo Group to appoint such Consensus Directors for a period of 15 calendar days following the date of the vacancy of the Consensus Director, or of the occurrence of a Kingsland Termination Event (in English, “Kingsland Termination Event”, as that term is defined in the Joint Action Agreement), then the Independent Third Party will propose a list of three persons to be appointed as Consensus Directors (it being understood that the Independent Third Party will make reasonable efforts to include up to fourth (4) Persons in such list ) and NewCo shall, within two Busine ss Days, select in writing two of such three Persons to serve as Consensus Directors. The Consensus Directors must be people with proven experience in airline management, finance and / or governance; provided that if, for any reason, Kingsland is attempting to agree with NewCo, but NewCo and Kingsland cannot agree on the appointment of the Directors of Consensus during the period of fifteen (15) days following the date of the vacancy of the Consensus Director, then the Consensus Directors will be appointed directly by the Independent Third Party (or (x) if the Independent Third Party is Kingsland, then by a United Designate who is not a United Affiliate or (y) United, if it has succeeded in this right of the Independent Third Party in accordance with the Share Rights Agreement.

For the purposes of these Articles of Incorporation, (i) “Independent Third Party” means the independent third party exercising the Kingsland Delegated Rights, including all of its rights as a shareholder under these Articles of Incorporation not expressly included in such definition , (as that term is defined in the Share Rights Agreement) in accordance with the Share Rights Agreement, from the date of subscription of the Share Rights Agreement until the occurrence of the first of the following: (i) the delivery by United of a United Approval Notice with respect to all Delegate Rights and (ii) what happens thereafter, between (A) the full payment by NewCo of all Obligations ( as term is defined in the Share Rights Agreement) and (B) the termination of the Joint Action Agreement in accordance with its terms; (ii) “United Approval Notice” means the notices issued by United, if applicable, in accordance with the Share Rights Agreement, the Joint Action Agreement, or these Articles of Incorporation, determining in their sole and absolute discretion between the parties of the Share Rights Agreement and the Independent Third Party, that the exercise by United or by a United Designate of any Delegate Right, including the rights and powers of the Independent Third Party pursuant to the Share Rights Agreement, the Joint Action Agreement or this Articles of Incorporation do not constitute “control” as said term is defined in any of the collective agreements of United or any other material agreement (it being understood that the interpretation of such accords and agreements is a private matter between United and the respective counterparts under such accords and agreements) or that United is otherwise prepared. to exercise one or more of said rights and faculties, and whose notice shall identify (as United determines and elects) the rights and powers that United shall assume, assuming in such form the same without any modification of the Articles of Incorporation, the Joint Action Agreement, the Share Rights Agreement or any other Corporate Document; and (iii) “United Designee” means any of the following Persons that is designated in writing by United, which shall exercise United’s rights under these Articles of Incorporation or the Joint Action Agreement or any Transaction Document , as such term is defined in the Share Rights Agreement ) that are designated. by United as rights to be exercised by the United Designee:

(a) any United Affiliate; (b) any transferee of all or a portion of the Ordinary Shares held or controlled by United; (c) any Person who is not part of, or Affiliated with, a party of, the Joint Action Agreement (except as described in subsection (d) below); and (d) Kingsland, as long as it accepts said designation in writing; provided, additionally, that in the case of subsection (d) above, (x) if United has determined, in its sole and absolute discretion, that it can deliver a United Approval Notice but decides not to do so (and only while United does not change that determination) or if United has delivered a United Approval Notice, the United Designee may not be, or remain being , Kingsland, with respect to the rights and matters that are described in the United Approval Notice and (y) for purposes of the exercise of any of the rights of United under these Articles of Incorporation, said Person may not be an Non-Permitted Holder; it being understood, that (x) as long as an Event of Default exists and continues, as defined in the Joint Action Agreement, (y) if NewCo or any NewCo Affiliate has breached its obligations under any Transaction Document (as that term is defined in the Share Rights Agreement) or (z) United exercises its rights under Sections 2.3, 2.7 or 2.8 of the Share Rights Agreement, a United Designee may be a Non- Permitted Holder.

(iv). Appointment of Non-Independent Directors. Of the total number of Directors who are not Independent Directors, each Shareholders Group shall be entitled, at its sole option, to appoint a number of such Directors proportional to its ownership of Common Shares in relation to the other Shareholders Groups, equal to the product (rounded up or down to the nearest whole number) of: (A) the total number of Directors who are not Independent Directors and multiplied by (B) a fraction, the numerator of which is the total number of Common Shares owned by such Shareholders Group and the denominator of which is the total number of Common Shares then owned by the NewCo Group, the Kingsland Group and the United Group.

Notwithstanding anything to the contrary in Article 8 (iii) or in the first paragraph of this Article 8(iv), the minimum shareholdings percentage applicable for the appointment of the first Director by the United Group shall be five percent (5%) of the Ordinary Shares issued and outstanding. In the event that the United Group’s shareholding is five percent (5%) or more, but less than the pro rata stock holding of Ordinary Shares required to nominate a Director to the Board, then the positive difference between the shareholdings of Ordinary Shares of the United Group and the shareholdings of pro rata Ordinary Shares required to appoint a Director shall be proportionally reduced from the respective shareholding of the Kingsland Group and the NewCo Group for purposes of calculation, in order for the United Group to have the right to appoint a Director in accordance with this Article 8. To avoid doubts, in case the holdings of Common Shares by United Group is less than 5% of the Common Shares issued and outstanding at such moment, and equal or greater than the holding of a prorate of Common Shares required to designate a Director of the Board, therefore the proceeding stated in this paragraph shall not apply for purposes of calculating the number of Directors that each Shareholders Group has the right to appoint in accordance with the other paragraphs of this Article 8(iv).

In addition, and notwithstanding the provisions to the contrary in this Article 8, the United Group rights provided for in Article 8(iii) or in the first paragraph of this Article 8(iv) shall be exercised by a United Designee until, if it occurs, United has issued a United Approval Notice indicating that it is entitled to, or intends to, exercise its rights set forth in Article 8(iii) or in the first paragraph of this Article 8(iv). As long as United Group owns at least 5% of the Ordinary Shares at any given time, United Group will be entitled, at its discretion, to nominate and to appoint a number of Directors equal to the number that is greater than (A) one (1) (which shall not be an Independent Director) and (B) the product (rounded up or down to the nearest whole number) of: (x) the total number of Directors who are not

Independent Directors and (y) a fraction, whose numerator is the total number of Common Shares that at that moment are owned by United Group and whose denominator is the total of Common Shares that at that time are owned by Grupo NewCo, Kingsland Group and Grupo United; it being understood that, in the event that a certain shareholder or Group of Shareholders has been granted the rights, ownership and interest, or beneficiary rights, of voting and distribution s, including the rights of ownership and usufruct, with respect to the Common Shares issued in the name of another shareholder, the shareholder or Group of Shareholders to whom the aforementioned rights have been granted shall be considered the owner of these Common Shares, and the shareholders or Groups of Shareholders that have granted said rights will not be considered the owners of said Common Shares, for the purposes of the calculations of share ownership in this Article. Group NewCo and Group Kingsland must convene an special Shareholders General Assembly of the company and participate in such special meeting (such meeting must be held as soon as permitted by these Articles of Incorporation, or alternatively through a written resolution in lieu of meeting) and to vote their Common Shares in favor of the election of the Directors nominated by United, in accordance with this Article 8(iv) and the size of the Board will be increased or on the contrary adjusted to accommodate such Directors nominated by United Group, according to the case.

(v). Changes in the number of Non-Independent Directors. In the event that, at any time, the number of Non-Independent Directors appointed by one of the Shareholders Groups is different from the number of Non-Independent Directors that such Shareholders Group has the right to appoint, the following is to be made : (1) if the number of those Directors exceeds the number that it corresponds in accordance with these Articles of Incorporation , the Shareholders Group must take promptly all appropriate actions to cause the resignation of the said number of Directors, as it is required in order that the remaining Directors appointed by such Shareholders Group conforms with the provisions of these Articles of Incorporation or (2) if the number of Directors is less than the number that corresponds in accordance with these Articles of Incorporation, the Board and the other Shareholders Groups will take all necessary actions to create sufficient vacancies in the Board to allow such Shareholders Group to appoint the total number of Directors that it has the right to appoint, in accordance with the provisions of these Articles of Incorporation and of the Joint Action Agreement.

(vi). Director Vacancies: In the event that a vacancy in the Board occurs as a result of retirement, removal, resignation or death of any Director, other than a Consensus Director, the Shareholders Group that initially appointed such Director shall appoint, at its election, a new Person to replace such Director. In case of retirement, removal, resignation or death of any Consensus Director, such vacancy shall be filled by mutual agreement between the NewCo Group and the Kingsland Group, or the NewCo Group and the Independent Third Party or United, in each case, as provided in Article 8(iii) or (iv). The Shareholders agree to vote their respective Common Shares for the election of any person nominated to fill a vacancy on the Board in accordance with this Article 8 (vi). Any Director elected pursuant to this Article 8(vi) shall serve until the next annual election of Directors.

(vii). Chairman and Secretary of the Board:

(A) The Board shall have a Chairman of the Board (hereinafter the “Chairman”) who shall not be an executive of the company and shall be elected by the Majority Vote (as such term is defined below) of Directors present at a meeting where quorum exists.

(B) As promptly as feasible following the appointment of the Consensus Directors, and at any time when there is a vacancy in the office of the Secretary of the company, the secretary of the company (the “Secretary”), the secretary shall be proposed and recommended by the Consensus Directors. As soon as it is practically possible after the recommendation on the part of the Consensus Directors, the Board shall take all the actions that are necessary in conformity and in accordance with the applicable Law and the Articles of Incorporation to designate the proposed candidate for Secretary of the company; provided that, if the Board rejects the proposed candidate by the Consensus Directors, then in said case the Board shall explain in writing with reasonable details the reason for such rejection and request the Consensus Directors to recommend another candidate to be appointed. as Secretary of the company, in which case the Board shall promptly, but in no case more than five (5) Business Days from the recommendation of said other candidate, take all necessary actions in conformity and in accordance with applicable Law and the Articles of Incorporation to designate the Secretary of the company recommended by the Consensus Directors. At any time that the Consensus Directors determine in good faith that the Secretary is not performing satisfactorily his/ her duties, the Consensus Directors may recommend to the Board to remove the Secretary, and the Shareholders Groups must cause their respective Directors to vote, and shall take all other necessary actions for the removal of the Secretary.

(viii). Deadline for appointments. The Shareholders Groups must make its nominations for Directors no later than thirty (30) days prior to the annual meeting of the Shareholders General Assembly of the company. The Board must be elected at said meeting, or by unanimous written consent pursuant to the provisions contained herein.

(ix). Single Slate. Except as otherwise set forth in these Articles of Incorporation, all Independent Directors shall be jointly elected on a single slate presented at the annual meeting of the Shareholders General Assembly of the company. The company’s shareholders shall vote their Common Shares at any regular or special Shareholders General Assembly or in any written consent executed in lieu of such a meeting, and shall take all other actions necessary, to appoint or remove each Independent Director or Director that is not an Independent Director selected by each Shareholders Group pursuant to this Article 8, the Joint Action Agreement and the Share Rights Agreement.

(x). Removal of a Nominated or Appointed Directors. A Shareholders Group may, at any time, remove, with or without cause, any Director designated or nominated by such Shareholders Group pursuant to Article 8(iii) or (iv), by notifying the other Shareholders Groups.

(xi). Designation of Additional Directors. If a majority of the Independent Directors determine that (A) it is in the best interests of the company to appoint to the Board, in addition to Consensus Directors and the Directors appointed by the NewCo Group, the Kingsland Group and the United Group, as applicable, pursuant to Article 8(iii), an individual to represent the interests of a significant holder or group of related holders of the issued and outstanding shares (other than the NewCo Group, the Kingsland Group and the United Group, as applicable), or (B) the company is required by law to appoint to the Board, in addition to the Directors appointed by the NewCo Group, the Kingsland Group and the United Group, as applicable, pursuant to Article 8(iii) any other individual; then, for so long as the majority of the Independent Directors determines that the company should or must appoint such an individual (an individual to be appointed pursuant to this Article 8(xi) , to be is referred as an “Additional Director”), (1) the size of the Board shall be increased to accommodate such Additional Director, (2) the additional seat created as a result of the increase in the size of the Board shall be filled only by Additional Director(s), (3) all Directors other than any Additional Directors shall continue to be nominated and appointed pursuant to Article 8(iii) and (4) any Additional Director shall qualify as an Independent Director.

(xii) The Board shall establish a committee of the Board (the “Executive Committee”), to consist of one Independent Director appointed by NewCo, one Independent Director appointed by Kingsland (it being understood, that after the occurrence of a Kingsland Termination Event, said position will be filled by an Independent Director appointed by the United Group) and one of the Consensus Directors selected by the other two members of the Executive Committee, in each case, for so long as such Shareholder is entitled to appoint Independent Directors. The Consensus Director that is not selected to be a member of the Executive Committee shall serve as an alternate member of the Executive Committee, eligible to attend Executive Committee meetings and to vote in the place of the other Consensus Director if such other Consensus Director is not present at such meeting for such vote. Subject to Section 3.04 (a) and Section 7.21 of the Joint Action Agreement, the Executive Committee shall review all matters to be presented to the Board, and approval of a majority of the members of the Executive Committee shall be required for any agenda item or matter requiring a decision or resolution of the Board, prior to its presentation to the Board.

(y) Unless and until United (i) shall have delivered United Approval Notice or (ii) has appointed a Director in accordance with Article 8 (iii) or Article 8 (iv), (x) United (or, if designated by United, a United Designee), shall be entitled to designate one representative and one alternate representative to act in his/her absence chosen by the United Group in its sole discretion (the “United Observer”) , and such United Board Observer shall be invited by the company to attend, strictly as an observer, all meetings of the boards of Directors of the Company and its Subsidiaries, as well as any and all committees thereof and the Independent Third Party shall have the right to attend, and such Independent Third Party shall be invited by the company to attend, strictly as an observer, all meetings of the boards of Directors of the Company and its Subsidiaries as well as any and all committees thereof (the “ITP Board Observer” and together with the United Board Observer, the “Board Observers”). The United Group may from time to time in its sole discretion designate and replace any such United Board Observer by written notice to the company, with a previous notice no less than two (2) Business Day. The Board Observers must (i) agree by writing ( the say writing to be delivered to the Company and to United Group) that it will meet with what is set forth under Section 7.20 of the Joint Action Agreement or (ii) execute a non- disclosure agreement with the Company which contains provisions not less restrictive than those provided for in such Section 7.20 , in each case , after doing the aforesaid , they shall be entitled to receive, concurrently with, and in the same manner as provided to the Directors, all notices and written materials provided to the Directors, including, but not limited to, Board and committee meeting agendas, presentations and analyses. A Board Observer will not be entitled to any voting rights.

Article 9. Board of Directors Meetings.

(i) The Board shall meet at least one (1) time every three (3) months (or other frequency as determined by the Board in its sole discretion), at such date, time and place as the Board determines with the favorable vote of the majority of the Directors present (including such presence as permitted under the Second Paragraph of this Article 9) at a meeting of the Board at which there is a quorum (“Majority Vote”). Special meetings of the Board, shall be held at the offices of the company or such other place as shall be agreed by Majority Vote and shall be called at the direction of the CEO or one or more Directors, and for reasonable cause shown (which includes any meeting called by a Director to review any determination made by the company by virtue of these Articles of Incorporation, the Joint Action Agreement) ), through a notice upon not less than five (5) Business Days previous to the meeting and which will be sent to each Director by one or more Directors, the CEO, the Chairman of the Board or the Secretary (such officers must give such notice if properly directed to do so by one more Directors or the Chairman of the Board as aforesaid). Special emergency meetings of the Board may be held at the offices of the company (or such other place as shall be agreed by Majority Vote) upon not less than one (1) Business Day previous telephone notice to each Director specifying in reasonable detail the nature of such emergency (which is to be confirmed by written notice to each Director including an agenda specifying in reasonable detail the matters to be discussed at the applicable Board meeting) notice which will be made by any Director, the CEO, the Chairman of the Board or the Secretary of the Board. The matters discussed and decided at any meeting may only be those expressly included in the notice and included in the agenda, unless otherwise agreed by the majority of Directors present at such meeting and for the majority of Directors who are members of the Executive Committee (which agreement may be obtained at the relevant meeting); it being understood that if the majority of Directors who are members of the Executive Committee do not agree to include in the agenda certain matter which is not an Special Approval Matter and the said matter, if not discussed and decided by the Board would cause , in the written opinion from the general counsel or from the external legal advisors , that the Directors fail to comply with their fiduciary duties before the corporation (each one, a “ Directors’ Supermajority Matter”, therefore the Board may consider such matter if the majority of Directors agree to consider it, and they may act on the said Directors’ Supermajority Matter if they obtain a Supermajority Affirmative Vote ( as it is defined below). Notwithstanding any provision on the contrary and subject to Section 7.20 of the Joint Action Agreement, each Director may discuss the matters discussed in the Board’s meetings and share the said information provided in the Board’s meetings or in connection with such meeting ( including all written material), with the Shareholders Group which appointed such Director.

For purposes under these Articles of Incorporation “Supermajority Affirmative Vote” means, at any given moment, the affirmative vote of no less than sum of (x) the largest number of Directors that have been appointed or elected by any of the Shareholders Groups at such time of determination, plus (y) one Director.

Shareholders Group

(i) With respect to the regular Board meetings, the Secretary of the company must notify with five (5) Business Days in advance of each meeting to each of the Directors of the Board. Said notice shall include the subjects that will be discussed during the regular meeting detailed in a reasonable manner (which must be approved in advance by the Executive Committee, subject to Section 7.21 of the Joint Action Agreement). If any Director wishes to discuss an additional topic to the proposed ones, he or she must notify it, specifying the subject to be discussed, to the Secretary and to the other Directors with at least two (2) Business Days in advance of the meeting. The provisions of this Article 9 (ii) shall be subject to Article 8 (xii) with respect to any subject or matter that requires a decision or resolution of the Board, in a meeting or otherwise.

Paragraph First. Any decision or action to be taken by the Directors may be made without a meeting, provided that the Directors unanimously express it in writing. Such writing must be kept with the minutes of proceedings of the Directors. The CEO, the Chairman of the Board or the Secretary of the company must deliver a written notice to all holders of Common Shares with at least three (3) Business Days prior to the completion of the action resolved by written consent by the Directors.

Paragraph Second. Any Person who is entitled to attend any Board meeting may participate in that meeting [(i) by proxy (who needs not be Director) appointed by written instrument , with or without power of substitution (ii) telephone conference, videoconference or similar telecommunication device, or (iii) by any other means through which all Persons participating in the meeting can hear each other or (iv) by any other method agreed to by the Board (agreement which may be obtained at the relevant meeting) and in all previous cases, the persons who participate according to this paragraph will be computed for the quorum of the meeting. Such participation shall be construed, if it is necessary, as physical presence of the said person in the meeting. In case that a Director attends a meeting through a proxy in accordance with the provision in the Second Paragraph, the said Director may do so granting the said power to any other Director o to the Secretary of the corporation.

Paragraph Third. The decisions and resolutions of the Board of Directors shall be recorded in minutes, which must include the date, time and place of meeting (or date of written consent in lieu of a meeting), the Directors present, the resolutions submitted to vote (or the subject matter of the written consent) and the outcome of the vote (or written consent). The minutes should be inserted in the company’s corporate records.

Paragraph Fourth. The presence and participation of any Director at any meeting of the Board for purposes of noting or registering a protest, challenge or other non-compliance with the notice, quorum, agenda or voting requirements set forth in these Articles of Incorporation will give right to said Director to request that his presence and participation in the said meeting do not qualify for purposes of determination of the quorum or the validity of the said notice or matter of the agenda which is being challenged or protested by such Director. In the event a Director exercises such right, the Secretary and the Chairman of the Board will be obligated to access to said request, in such a way that the presence and participation of the requesting Director do not qualify in accordance with the previous sentence. This Fourth Paragraph does not limit the right of any Director to vote against, or to refrain from voting, on a matter which is presented in a Board’s meeting.

Article 10. Decisions of the Board of Directors. The decisions of the Board must be made by a Majority Vote, in a meeting duly called and in which there is quorum. There shall be quorum for a meeting of the Board of Directors when there are present at least the majority of the Directors.

The authority of the company shall be exercised by the Board, except those that are conferred or reserved to the shareholders, by law or by these Articles of Incorporation. The Board, therefore, shall have absolute control and full administration of the business of the company, including to grant guarantees, give in trust, pledge or mortgage all, some of, or a substantial part of, the goods of the company in order to guarantee compliance of its own and/or third parties’ obligations with no need to require the consent of the Shareholders General Assembly, subject to Article 11 of the Articles of Incorporation.

Article 11. Special Approval by the Shareholders Groups.

Subject to, and in compliance with, the voting and approval provisions set forth under the Joint Action Agreement, the Share Rights Agreement and in Article 11(D) of these Articles of Incorporation:

(A) Approval by the Independent Third Party (or United) and NewCo. Notwithstanding the foregoing, but subject to Section 3.3 of the Share Rights Agreement, the company shall not take, and shall cause any Subsidiary not to take, any of the following actions without the approval of the Independent Third Party (or United, in case United delivers a United Approval Notice with respect to the rights provided for in this Article 11 (A) ) and NewCo (each of the following, an “Special Approval Matter”):

i. except as in respect of No Material Subsidiaries (as defined below), modify, waive or repeal any material provision contained in its Organization Documents, including these Articles of Incorporation, in accordance with the definition in the Joint Action Agreement), including these Articles of Incorporation, except if such amendment is required, as established by one legal concept issued in writing by external legal advisors of the Company in accordance with the applicable Law, to comply with an order of a Governmental Authority, as such term is defined in the Share Rights Agreement.

ii. merge or consolidate the company or any Subsidiary with, or sell Transfer (in English “Transfer”, “Transferred” or “Transferring” as such term is defined in the Joint Action Agreement) or otherwise dispose of, all or substantially all of the assets of the company or any Subsidiary, to any Third Party (as such term is defined in the Joint Action Agreement);

iii. issue or sell any voting Capital Stock (as such term is defined in the Joint Action Agreement) of or other voting equity interest (or other security exercisable for or convertible into any voting Capital Stock or other voting equity interest) in the company or any Subsidiary;

iv. except as specifically contemplated by the Business Plan and Budget (as such term is defined in the Joint Action Agreement), make any acquisition of (A) securities or other interests in any joint venture, partnership or other Person, (B) other assets related to the airline business or activities ancillary in each case in an amount greater than (1) US$10.0 million in any single instance or (2) US$25.0 million in the aggregate during any fiscal year, or (C) other assets not related to the airline business or activities ancillary thereto;

v. except as specifically contemplated by the Business Plan and Budget, make capital expenditures in excess of US$10.0 million in the aggregate during any fiscal year;

vi. authorize, adopt, amend or modify the Business Plan and Budget;

vii. enter into, modify or supplement any Contract, ( as such term is defined in the Joint Action Agreement ) (A) with a Shareholder, Director or an officer of the company or a Family Member or Affiliate of any of the foregoing, whether for the performance of services or the direct or indirect sale, lease, conveyance, exchange, Transfer or other disposition of goods, property or other assets or the leasing of same or otherwise or (B) pursuant to which a Shareholder, Director or an officer of the company or a Family Member or Affiliate of any of the foregoing is a direct or indirect third-party beneficiary;

viii. loan any funds, enter into any advance purchase arrangement or otherwise extend credit to (A) a Shareholder, Director or an officer of the company or a Family Member or an Affiliate of the foregoing or (B) any other Person other than to Airlines Clearing House Inc. or any vendor (including any travel agent or travel agency) in the ordinary course of business and on industry standard commercial terms;

ix. except as specifically contemplated in the Business Plan and Budget, enter into any Contract (including the giving of any guaranty or indemnity) that is either (A) outside the ordinary course of business, (B) on terms other than industry standard commercial terms, (C) of any long-term nature, or (D) involving an aggregate annual payment greater than 0.15% of consolidated gross revenues of the company for the most recent four consecutive fiscal quarters;

x. terminate any Joint Business Agreement (as defined in the Share Rights Agreement), except (A) as result of a breach or default under such agreement by United or any of its Affiliates providing the company with a right of termination o (B) when such termination is required, in the written opinion of the company’s outside legal counsel, in accordance with applicable laws to comply with an order by a Governmental Authority and such order cannot be appealed by the parties to such Joint Business Agreement or complied with by the parties to such Joint Business Agreement using reasonable commercial efforts in a manner that does not require termination of such Joint Business Agreement, as applicable; (C) in accordance with their respective terms, such termination being effective not before the expiration of the Initial Term (as defined in the Primary JBA, as that term is defined in the Joint Action Agreement), or (D) when said Term expires is jointly agreed upon by United and the Company

xi. any action or omission which would cause the company to breach, or would constitute a default under, a Joint Business Agreement;

xii. commence any bankruptcy or insolvency proceeding;

xiii. except as in respect of the Non Material Subsidiaries, dissolve or liquidate, or agree to dissolve or liquidate;

xiv. enter into , amend or modify any Contract for the purchase, order, lease ( including any wet lease or dry lease) , sublease, financing of any aircraft or aircraft engine (in each case whether new or used);or any other Contract which would result in a new or used aircraft or aircraft engines being added to the Company´s fleet, except that , as in respect to an amendment or modification of any of the said existing Contracts, the said amendment or modification (i) does not result in the assumption or expansion of any obligation , restriction or burden for the company or for any Subsidiary or reduction of the rights of the company or any of subsidiary under said contract. and (ii) is consistent with the market tariff and the current practice of the industry at that moment as in respect of the Contracts to buy, order, lease (including any leasing “wet lease” o leasing “dry lease”), subleasing or financing of any aircraft or aircraft turbine (in each case either new or used) of the same type;

xv. modify, waive or repeal any provision contained in any contractual arrangement with LifeMiles Ltd. or any of its Subsidiaries or other Affiliate owning any portion of LifeMiles;

xvi. change the jurisdiction of organization of the company; or redomicile, the company;

xvii, increase or reduce the size of the Board (which is not an increase approved by the majority of the Independent Directors in accordance with Article 8 (xi); or

xviii. subject to Section 7.21 of the Joint Action Agreement, submit any matter for a vote of the shareholders of the company at a meeting of the shareholders assembly (or otherwise).

For the purposes of these Articles of Incorporation: (a) “Affiliate” shall mean, with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls,( as such term “Control” is defined under the Joint Action Agreement and includes the terms in Spanish “Control” “Controlada” y “Controlar” ) is controlled by, or is under common control with, such specified Person; (b) “Family Member” means, with respect to a natural person, the spouse of such person or the parents, siblings, or descendents of such person (or a spouse thereof) or a partnership, trust or other entity established for the benefit of any of the foregoing; (c) “Material Subsidiary” means, collectively: (i) the following Subsidiaries of the company: Taca International Airlines, S.A.; Avianca Costa Rica S.A. (f/k/a Lineas Aereas Costarricenses, S.A.); Aviateca, S.A.; Avianca Perú S.A. (f/k/a Trans American Airlines, S.A.); Isleña de Inversiones, S.A. de C.V.; Aerotaxis La Costeña, S.A.; Servicios Aereos Nacionales, S.A.; Aerovías del Continente Americano S.A. Avianca; Avianca Ecuador S.A. (f/k/a Aerolineas Galapagos S.A. Aerogal) and Tampa Cargo S.A.S.; and (ii) any operating Subsidiaries of the company which from time to time are “significant subsidiary” as defined by Rule 405 under the United States Securities Act of 1933, as amended; and (iv) “Person” means any natural person, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the United States Securities Exchange Act of 1934, as amended; ( e) “Subsidiary “means , as in respect of one Person, any Person controlled by the said first Person; y (f) “No Material Subsidiary “means any Subsidiary of the company whose income, assets or liabilities are less of 0,15% of the income , gross total consolidated assets or liabilities of the company, as the case may be, for the most recent fiscal year.

(B) Independent Director Approval. The company shall not take, and shall cause any Material Subsidiary not to take, any of the following actions without both a Majority Vote and the approval of a majority of the Independent Directors:

i. (a) acquire, repurchase or redeem any Capital Stock or other equity interest (or other security exercisable for or convertible into any Shares or other equity interest) in the company or any subsidiaries or (b) issue or sell any non-voting shares or other non- voting equity interest (or other form of security exercisable for or convertible into any non-voting capital stock or other form of non-voting equity interest) in the company or any Subsidiaries

ii.

unless required by law or a change in IFRS make any material change in accounting methods (other than (x) a change permitted by IFRS and recommended in writing by the company’s external auditors or (y) a change recommended by management and unanimously approved by the Audit Committee of the Board);

iii.	execute a settlement agreement or confess a judgment, the result of which would be to cause the company to pay over US$5 million to a Third Party;

iv.	commence any litigation (A) for an amount in excess of US$5 million;

v.

except as contemplated by the Business Plan and Budget, incur indebtedness for borrowed money (other than working capital debt incurred in the ordinary course of business), involving an aggregate annual amount greater than ten percent (10%) of the amount budgeted therefor in the Business Plan and Budget;

vi.

adopt or amend any stock option plan or other equity incentive plan, or implement any methodology or structure (including compensation ranges) for determining the compensation of the Senior Management (as defined in the Joint Action Agreement) and the vice- presidents of the company;

vii.	select or replace its independent auditors;

viii.	modify the Dividend Policy;

ix.	terminate or relinquish any material governmental license, permit or concession obtained or held by the company or any of its Material Subsidiaries.

(C) Prior to the Board and the Shareholders Assembly considering or acting upon any matters provided in article 11 section A) of these Articles of Incorporation (Special Approval Matters) the Company shall deliver to the Independent Third Party (or to United, if United has delivered a United Approval Notice with respect to the rights provided in this Article 11) and to NewCo a written notice (an “Approval Request”) requesting that each of them approves such Matter (A) with respect to any Board meeting at which a Special Approval Matter is to be considered, at least fifteen (15) days before the date such Board meeting is scheduled to occur, or (B) with respect to any General Shareholders Assembly at which a Special Approval Matter is to be considered, at least fifteen (15) days before the previous date between (1) the holding of said meeting and (2) the date on which the call is sent to the respective Shareholders Assembly to the shareholders of the Company. Any Approval Request shall be accompanied by all documents that will be presented to the Board or shareholders in respect of such Special Approval Matter(s), and such materials shall describe the Special Approval Matter in all material respects and include all such information required to permit a Director or shareholder to be fully informed on such matter and, in the case of a Director, exercise his or her legal duties in connection with voting on such matter

Unless the Independent Third Party (or United, if United has delivered a United Approval Notice with respect to its rights under this Article 11 or NewCo, as applicable, delivers to the company and each other shareholder that are a party to the Joint Action Agreement within fifteen (15) days following receipt of an Approval Request or up to two(2) Business Days following the applicable meeting of the Board or of the Shareholders Assembly , as the case may be, a written notice that the Independent Third Party (or United, if United has delivered a United Approval Notice with respect to its rights under this Article 11) or NewCo, as applicable, disapproves a Special Approval Matter (the “Disapproval Notice”) that is the subject of such Approval Request, it will be considered that subject to Section 3.3 of the Share Rights Agreement, the Independent Third Party (or United, if United has delivered a United Approval Notice with respect to its rights under this Article 11) or NewCo, as applicable, shall be deemed to have approved such Special Approval Matter (as described in the particular Approval Request), provided that such Special Approval Matter is submitted to the Board and/or, if required, the company’s Shareholder Assembly meeting, for their consideration and approval, and actually approved by the Board and/ or the Shareholders Assembly as applicable. To avoid confusion, if neither the Independent Third Party (or United, if United has delivered a United Approval Notice with respect to its rights under this Section 11) or NewCo deliver a Disapproval Notice prior to a relevant meeting of the Board or of the Shareholders Assembly then, such meeting of the Board or of the Shareholders Assembly shall proceed to consider and vote on said Special Approval Matter (all in accordance with the applicable law, the Corporate Documents of the company, including these Articles of Incorporation and, if applicable, the Joint Action Agreement); it being understood that, the Independent Third Party (or United, if United has delivered a United Approval Notice with respect to its rights under this Section 11) or NewCo may deliver a Disapproval Notice subsequent to such meeting of the Board or of the Shareholders Assembly in accordance with the provisions of this Article11(C); being understood, further, that if the Disapproval Notice is issued after the meeting of the Board or of the Shareholders Assembly then, as long as the company has not taken any action with respect to the Special Approval Matter that is binding on the company , each of the shareholders must vote their respective Common Shares in an special shareholders meeting or by written consent in lieu of an assembly, and shall cause the Directors who have nominated to vote, and take all necessary actions, to adopt a resolution that revokes the approval of said Special Approval Matter or cause the company to abstain from taking any action in relation to said Special Approval Matter for which the Disapproval Notice was issued.

The company must simultaneously send to United, any United Designee and the Independent Third Party, all Approval Request that is required to be sent in accordance with these Articles of Incorporation or the Joint Action Agreement.

Article 12. Dividend Policy. The Shareholder General Assembly shall enact dividends to holders of the Capital of the company of at least 15% of Distributable Profits subject to (I) restrictions on the payment of dividends under applicable Law, (II) the fulfillment of requirements for constituting mandatory reserves or similar restrictions, including those that affect the ability of the Subsidiaries to pay dividends to the company or any subsidiary thereof, and (III) any other restriction set forth in any contract which may limit the company or any of its subsidiaries to the payment of dividends from time to time.

Notwithstanding the aforementioned, the company may only pay dividends with funds originating from retained profits and from reserves for undistributed dividends.

The Board of the company may, at its discretion and for any reason, modify the dividend policy, so that the level of dividends provided for can be lowered or raised, or even totally suspended

Article 13. Transfer of Common Shares. The transfer and sale of Common Shares of the company by the Kingsland Group, the NewCo Group and the United Group shall be subject to the restrictions, limitations, and rights provided in these Articles of Incorporation, the Joint Action Agreement, the AVH Call Option Agreement (as defined in the Joint Action Agreement) and the Share Rights Agreement. Any transfer of such Common Shares by the Kingsland Group, the NewCo Group and the United Group made in violation of the restrictions, limitations and rights provided in these Articles of Incorporation, the Joint Action Agreement, the AVH Call Option Agreement and/or the Share Rights Agreement shall be null and void not be effective nor binding for the company, which shall refrain from recording the transfer in the shareholders’ book of the company. The company shall cause the certificates of Common Shares that it may issue to include the following printed sentence (in Spanish and in English):

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THE SHARE RIGHTS AGREEMENT DATED AS OF NOVEMBER 29, 2018 AND THE AMENDED AND RESTATED JOINT ACTION AGREEMENT DATED AS OF NOVEMBER 29, 2018, AS SUCH DOCUMENTS MAY BE AMENDED OR AMENDED AND RESTATED IN FULL FROM TIME TO TIME, A COPY OF EACH OF WHICH IS ON FILE AT THE EXECUTIVE OFFICES OF THE COMPANY. NO REGISTRATION OF TRANSFER OF THESE SHARES WILL BE MADE ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH.”

Article 14. Officers. The officers of the company shall be:

1.	A President, who shall act as Chief Executive Officer (the “CEO”);

2.	A Treasurer, who shall act as Chief Financial Officer (“CFO” or “Treasurer”) and

3.	A Secretary.

The officers of the company shall be appointed by the members of the Board or the General Shareholders Meeting and shall serve in such positions unless and until such officer resigns, are removed, or are incapacitated.

The Board or General Shareholders Meeting may appoint other Vice-presidents, Sub- Secretaries, Sub-Treasurers and any other officers, agents or employees that may be considered convenient or necessary (including a Chief Legal Officer, among others). The appointment of the CEO and CFO must follow the procedures stated in the Joint Action Agreement unless otherwise waived by the parties to the Joint Action Agreement. Any officer may fill more than one office.

Any Vice-President may replace the Chairman and preside over meetings of the Board and / or the General Shareholders Meeting when the Chairman is absent, for any reason, of those meetings. However, and notwithstanding the foregoing, the Board and the General Shareholders Meeting may, by unanimous decision or by a majority of those present at a meeting of the Board and the General Shareholders Meeting, respectively, in which there is a quorum, to choose any persons, whether or not they are a director, an officer or a shareholder, to act as president and / or secretary of these meetings.

The powers of the officers and their authorization to represent the company shall be set by the Board or the General Shareholders Meeting.

Until the General Shareholders Meeting or the Board decides otherwise, the Legal Representatives of the company will be Jose Ofilio Gurdian, the CEO and the Secretary, each of whom may act individually and separately. The General Shareholders Meeting or the Board may designate any other person, when necessary.

Article 15. Resident Agent. Until the Board or the General Shareholders Meeting determines otherwise, the resident agent of the Company will be Arias, Fábrega & Fábrega, with address at PH ARIFA, Floors 9 and 10, West Boulevard, Santa Maria Business District, Panama City, and the Republic of Panama.

Article 16. Indemnification. Any person who becomes a party to any claim, process, claim or proceeding because he is or was Director, Board Observer, manager, officer,

representative or legal representative of this company, will be indemnified by this company for the reasonable expenses, loss, damage, fine or cost including attorney’s fees, in which the person, actually and necessarily, incurred as a result of his actions and duties as a Director, Board Observer, manager, officer, representative or legal representative of the Company, except for loss or liability resulting from the existence of malice, fraud, willful misconduct or gross negligence in the actions of the person.

Article 17. Continuance. When authorized by the Shareholders General Assembly of the company, subject to the provisions of Article 11(A of these Articles of Incorporation, the company may continue its existence under the protection of the laws of another country or jurisdiction.

Article 18. Guarantees. All property, rights, privileges, powers and franchises, as well as all claims, obligations, responsibilities, and duties, including the rights of creditors of the company, and third-party beneficiaries of guarantees issued by the company, and taxes on goods thereof shall not be harmed by virtue of the continuation of company under the laws of the Republic of Panama.

Article 19. Headings. The headings of articles, sections or subsections of these Articles of Incorporation are for purposes of reference only and shall not limit or otherwise affect the meaning or interpretation of these Articles of Incorporation.

Article 20. Share Rights Agreement. As between NewCo, Kingsland and United, and any party to the Share Rights Agreement or the Joint Action Agreement, in the event of any inconsistency ,conflict or contradiction between these Articles of Incorporation and the Share Rights Agreement or the Joint Action Agreement (or the 100% JAA (as defined in the Joint Action Agreement), as applicable), the Share Rights Agreement shall control, and NewCo, Kingsland and United, and any party to the Share Rights Agreement or the Joint Action Agreement and the company shall cause, to the extent necessary, that these Articles of Incorporation and any other Organization Documents of the company or of its Material Subsidiaries be changed, amended or modified to eliminate any such inconsistency, conflict or contradiction .

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